SINGLE TENANT OFFICE LEASE
This Lease, dated for reference purposes as of August 15, 2018, is entered into by and between Ascend Northrop, LLC, an Arizona limited liability company (“Landlord”) and Bridgepoint Education, Inc., a Delaware corporation (“Tenant”).
In consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do agree as follows:
1.    BASIC TERMS. The following terms shall have the meaning set forth in this Section unless specifically modified by other provisions of this Lease:

1.1	Project:	The land, building(s), improvements and appurtenants commonly known as Ascend at Chandler Airport Center in Chandler, Arizona, as shown on attached Exhibit A.

1.2	Building/Building Parcel:
The “Building Parcel” is that portion of the Project designated on Exhibit A-1 attached hereto. The “Building” is the building in which the Premises are situated known as Ascend C as shown on attached Exhibit A-1, and located at 1811 E. Northrop Boulevard, Chandler, Arizona 85286.

1.3	Premises:	The space within the Building containing approximately 130,642 square feet of floor area, as shown on Exhibit B attached hereto, together with the Building and Building Parcel.

1.4	Common Areas:
The areas of the Project not regularly and customarily leased for exclusive use of tenants, including, but not limited to, any driveways; walks; landscaped areas; storm water retention and detention systems; multi-tenant monument signs as identified on Exhibit F and other sign monuments.

1.5	Term:	Eleven (11) years and six (6) months commencing on the Commencement Date and terminating on the Termination Date.

1.6	Commencement Date:	The earlier of (i) the date upon which Tenant occupies the Premises and (ii) April 15, 2019, subject to adjustment as set forth in Section 2 below.

1.7	Termination Date:	The last day of the one hundred thirty-eighth (138th) full calendar month following the Commencement Date, subject to adjustment as set forth in Section 43 below.

1.8	Monthly Base Rent:	See Exhibit E attached hereto and made a part hereof.

1.9	Initial Estimated Monthly Operating Expense:	$.3508 per square foot ($4.21 per square foot per year).

1.10	Tenant’s Proportionate Share:	100%, subject to adjustment as set forth in Section 3.2 below.

1.11	Permitted Use:	Call center, general office, administrative offices and other uses reasonably incidental thereto, and as further set forth in Section 6 below,

including, without limitation, the marketing of for-profit, primarily online secondary education courses.

1.12	Security Deposit:	$5,600,000.00 in the form of a letter of credit, subject to reduction as set forth in Section 4 below.

1.13	Tenant Improvement Allowance:	$7,223,496.18

1.14	Guarantor(s):	None

1.15	Exhibits:
A - Site Plan/Project
A-1 - Building Parcel and Building
B - Premises
C - TI Construction Terms and Conditions
D - Confirmation of Lease Term Agreement
E - Base Rent Schedule
F - Signage
G - SNDA Form
H - Form of Letter of Credit

2.    DEMISE AND TERM. Landlord leases the Premises to Tenant and Tenant leases the Premises described in Section 1.3 above from Landlord subject to the provisions of this Lease. The Term of this Lease shall commence on the Commencement Date set forth in Section 1.6 and shall end on the Termination Date set forth in Section 1.7 unless adjusted or sooner terminated as provided herein. Landlord shall, subject to force majeure events (as more particularly set forth in Section 38) and Tenant Delays (as defined in Exhibit C), complete the various phases of Landlord’s Work under Exhibit C hereto on or before the date set forth for substantial completion of same in Schedule C-1 (as applicable, and subject to force majeure events and Tenant Delays as aforesaid, the “Scheduled Completion Date”). Provided this Lease is signed by Tenant on or before August 9, 2018, then, to the extent Landlord fails to substantially complete any portion of Landlord’s Work with a Scheduled Completion Date of December 15, 2018 (the “Phase One Work”) by January 15, 2019, all Base Rent and other amounts otherwise owed hereunder shall be abated on a day-for-day basis until such portion of Landlord’s Work is substantially complete. In addition, in the event Landlord has not substantially completed all of the Phase One Work on or before June 15, 2019, Tenant may elect to terminate this Lease by written notice to Landlord on or before June 20, 2019. Further, in the event Landlord has not substantially completed all of Landlord’s Work on or before December 15, 2019, Tenant may elect to terminate this Lease by written notice to Landlord on or before December 20, 2019. Each party agrees, at the request of the other, to execute and deliver an instrument in substantially the form attached hereto as Exhibit D confirming the actual Commencement Date and the Termination Date when determined. Subject to applicable laws, statutes, ordinances and governmental rules, regulations or requirements, Tenant shall have access to, and the right to operate from, the Premises twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year.
Landlord shall work with Tenant to provide Tenant early access to the Premises commencing December 15, 2018 for the installation of the Tenant Finishing Work (as defined in Exhibit C), furniture, fixtures and equipment on the following conditions:  (i) Tenant and Tenant’s contractors and employees shall not unreasonably interfere with Landlord’s contractors, (ii) Tenant shall provide evidence of insurance reasonably acceptable to Landlord covering personal injury, property damage and other liabilities related to the activities of Tenant and its employees and contractors on the Premises, and Tenant shall be responsible for the costs of any additional security associated with such early access, but shall not be responsible for any utilities or Operating Expense, (iii) Tenant shall indemnify Landlord and hold it harmless from and against any and all losses, costs, damages and liabilities arising out of the activities of Tenant and its employees and contractors on the Premises, and (iv) all such work shall be performed by contractors that will work in harmony with Landlord’s contractors (union or otherwise) and, if applicable, Tenant shall be responsible for the cost of a secondary access for any nonunion laborers to the extent such secondary access has not already been provided by Landlord’s contractor.

3.    RENT. Tenant agrees to pay to Landlord at Landlord’s address set forth in Section 33 of this Lease or such other place designated by Landlord, without prior demand or notice, the Rent for the Premises consisting of Base Rent set forth in Section 3.1 and Tenant’s Proportionate Share of Operating Expense as set forth in Section 3.2 and any other additional payments due under this Lease. As used herein, the term “Rent” shall be defined as the Base Rent and Tenant’s Proportionate Share of Operating Expense and any other additional payments to be made by Tenant under this Lease. The parties hereto agree that, except as otherwise expressly set forth in this Lease, the Base Rent payable under the terms of this Lease shall be an absolute net return to Landlord for the Lease Term free from any expense, charge, deduction, offset or counterclaim by reason of any obligation of Landlord or any other reason and all of the provisions of this Lease shall be construed and interpreted to such end. Not less than thirty (30) days prior to the Commencement Date, Tenant shall pay to Landlord the sum of the amounts stated in Section 1.8 and 1.9 for the first full month of the Term. The obligation of Tenant to pay Rent is hereby declared to be an independent covenant.
3.1    Base Rent. The amount specified in Section 1.8 shall be payable in advance on or before the first day of each month during the Term. In the event the Term commences on other than the first day of a calendar month, the Base Rent for such partial month shall be prorated based upon the actual number of days of the Term during such month.
3.2    Operating Expense. Tenant shall pay to Landlord, as additional rent, Tenant’s Proportionate Share of Operating Expense as defined below. The parties agree for the purpose of this Lease that Tenant’s Proportionate Share stated above has been calculated to represent the Premises’ pro rata share of Operating Expense for the Building and the Common Areas exclusively serving the Building. Operating Expense shall also include the Building’s pro rata share of any and all Operating Expense incurred with respect to (i) any Common Areas serving the Building and other buildings within the Project and (ii) the Chandler Airport Center Owners Association. The allocation of Operating Expense between the Building and any other buildings within the Project shall be determined by the Landlord, consistent with any recorded easements or other agreements governing such Operating Expense. The Tenant’s Proportionate Share stated above and any such allocation of Operating Expense between buildings within the Project shall be as reasonably determined by Landlord from time to time. Estimated amounts of such Operating Expense shall be paid in monthly installments in advance on or before the first day of each month during the Term. The initial estimated payment of Tenant’s Proportionate Share of Operating Expense is set forth in Section 1.9. From time to time during the Term, Landlord may notify Tenant in writing of any adjustment to the monthly installments to be paid by Tenant hereunder and, thereafter, Tenant shall make payments accordingly. Within ninety (90) days after the expiration of each calendar year or as soon thereafter as is reasonably practicable, Landlord shall notify Tenant of the actual Operating Expense for such calendar year and provide Tenant a statement thereof in reasonable detail. Within thirty (30) days after such notice, Tenant shall pay to Landlord or Landlord shall credit against the obligations of Tenant, as the case may be, the difference between the estimated payments made by Tenant during the prior calendar year and the actual amount of Tenant’s Proportionate Share of Operating Expense as shown on such statement. Tenant’s Proportionate Share of Operating Expense for the years in which the Term commences and ends shall be prorated based upon the number of days of the Term during such years. Tenant’s obligation to pay Tenant’s Proportionate Share of Operating Expense through the Termination Date shall survive termination.
“Operating Expense” as used herein shall mean all sums expended or obligations incurred by Landlord with respect to the Building, all Common Areas of the Project exclusively serving the Building and the Building’s pro rata share of all Common Areas of the Project serving the Building and one or more other buildings within the Project, whether or not now foreseen, determined on an accrual basis (including reasonably foreseeable expenditures not occurring annually), including, but not limited to, real estate taxes allocable to the Building Parcel and Building, special and/or area assessments and charges (or any substitutes hereafter collected by any governmental authority or assessment district in lieu thereof or in addition thereto whether based on the value of the Project, cost of services, rent paid or received or otherwise) and any costs of seeking or obtaining a reduction or refund thereof; assessments and/or charges under any covenants and/or easements; salaries, fringe benefits and related costs of employees engaged on site in operation, maintenance or security; general liability and property insurance covering hazards, casualties and potential losses, including rental loss insurance; license, permit and inspection fees; administrative and/or management fees payable to third parties and/or to Landlord or its affiliates, not to exceed five percent (5%) of gross Rent; auditors’ fees and legal fees; internal accounting and administrative services; materials and supplies, including charges for telephone, telegraph, postage and supplies; repairs, maintenance and replacements respecting the Building Parcel and Building, including costs of materials, supplies, tools and equipment used in connection therewith and including the repaving of parking areas, replanting of landscaped areas and replacing building components; costs incurred in connection with the operation, maintenance, repair, replacing, inspection and servicing (including maintenance contracts) of electrical, plumbing, heating, air conditioning and mechanical equipment and the cost of materials, supplies, tools and equipment used in connection therewith; and all other expenses and costs necessary or desirable to be incurred for the purpose of operating and maintaining the Project as an office complex properly allocable to the Building Parcel and Building, whether or not similar to the foregoing. Operating Expense shall not include (i) depreciation of the Building and major components, (ii) special assessments to the extent such assessments can be paid in installments and such installments are not then due, (iii) debt service on indebtedness of Landlord, (iv) costs incurred by Landlord in connection with any tenant lease in the Project, including leasing commissions, legal fees, and leasehold improvement expenses (and/or allowances therefor) and other lease concessions of any kind whatsoever and any increased tax expenses resulting from above-standard tenant improvements (provided, however, any tax expenses resulting directly from Tenant constructing above-standard tenant improvements shall be reimbursed in their entirety by Tenant), (v) cost of repairs, replacements or other work occasioned by fire, windstorm or other casualty, or the exercise by the governmental authorities of the right of eminent domain, except to the extent of a commercially reasonable deductible limit in Landlord’s insurance policies (which such deductible shall be included in Operating Expense), (vi) attorney or accountant’s fees, costs, disbursements and other expenses incurred by Landlord in connection with the negotiation of, disputes with and/or enforcement of, any leases with tenants, other occupants, or prospective tenants or other third parties and in connection with any Landlord ownership matters (such as sales of the Building, financings and refinancings, income tax returns, ownership interest transfers, etc.) and in connection with any default by Landlord under its contractual obligations (provided, however, accounting fees arising from the operation of Building, such as in connection with budgeting and calculating Operating Expense and preparing reconciliation statements, shall be included in Operating Expense), (vii) depreciation and other amortization, except for amortization charges as provided for herein, (viii) intentionally omitted, (ix) services, items and benefits for which Tenant specifically reimburses Landlord (other than through Operating Expense) or for which Tenant pays third persons, (x) costs or expenses (including fines, penalties, and legal fees) incurred due to the willful misconduct or gross negligence of Landlord or the violation by Landlord, its employees, agents and/or contractors, any tenant or other occupant of the Building, of any terms or conditions of this Lease or of the leases of other tenants in the Building, and/or of any valid, applicable laws, rules, regulations and codes of any federal, state, county, municipal or other governmental authority having jurisdiction over the Building that would not have been incurred but for such violation by Landlord, its employees, agents, and/or contractors, it being intended that each party shall be responsible for the costs resulting from its own violation of such leases and laws, rules, regulations and codes as same shall pertain to the Building, (xi) penalties for late payment where such penalties are within Landlord’s control, including, without limitation, in connection with taxes, equipment leases, service contracts, etc., (xii) Landlord’s general corporate overhead and all general administrative overhead expenses for services not specifically performed for the Building, except to the extent same result in a reduction of Operating Expense with respect to the Building, (xiii) compensation paid to clerks, attendants or other persons in commercial concessions or retail locations (such as a snack bar, shoeshine stand, restaurant or newsstand), if any, operated by Landlord or any subsidiary or affiliate of Landlord, (xiv) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except (A) equipment which is used in providing janitorial services and which is not affixed to the Building, (B) security equipment, and (C) equipment the cost of which would have been included in Operating Expense had Landlord purchased such equipment, (xv) advertising and promotional expenses, (xvi) costs or expenses for purchasing or repairing sculpture, paintings or other works of art, (xvii) costs for which Landlord is actually compensated through or actually reimbursed by insurance or other means of recovery, (xviii) costs of correcting or repairing defects in the Building or Project, and/or equipment or the replacement of defective equipment, to the extent such costs are covered by warranties of manufacturers, suppliers or contractors, or are otherwise borne by parties other than Landlord, (xix) contributions to Operating Expense reserves or reserves of any other kind, (xx) contributions to charitable organizations, (xxi) wages, salaries, benefits, and expenses attributable to Landlord’s executive personnel above the level of senior group building manager (or such other equivalent title), and with respect to any off-site personnel, the costs thereof may be included in Operating Expense based upon the percentage of their time allocated for management, maintenance, repair or operation of the Project, (xxii) costs incurred to test, report on, encapsulate, remove or otherwise deal with any hazardous or toxic materials, substances or waste as now or hereafter designated under any statute, law, ordinance, rule, regulation, order or ruling of the United States, the State of Arizona or any local governmental authority including without limitation asbestos located in the Building or in the Project, provided Operating Expense may include costs to dispose of paint, lamps, ballasts, adhesives and other items that are typical office building items, (xxiii) any entertainment, dining or travel expenses for any purpose, (xxiv) any flowers, gifts, balloons, etc. provided to any entity whatsoever, to include, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents, (xxv) any costs to replace the exterior and structural portions of the Building and Premises including walls, foundations, floor/ceiling slabs, structural supports, roofs, roof structures, exterior glass & mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells and elevators, unless the costs to replace the same are permitted to be included as set forth above, (xxvi) any “finders fees”, brokerage commissions, job placement costs or job advertising cost, (xxvii) depreciation deductions taken by the Landlord for tax purposes, (xxviii) costs incurred in connection with the initial development and construction of the Building, including, without limitation, impact fees, tap fees, permit fees and any costs whatsoever in connection with the design and construction of the Building, (xxix) costs incurred to cause the Project to comply with governmental requirements and Law that are applicable to the Project as of the Lease Date, (xxx) costs incurred by Landlord in connection with the preparation of any income tax and/or sales tax returns and any income taxes of Landlord. Replacements (as opposed to ordinary maintenance and repair) of the structural elements of the Building, including the foundation, exterior walls, roof (including the roof membrane and all roofing systems), mezzanine, elevators, base Building fire and life safety, and all utility service lines to the point where same enter the Building shall be Landlord’s responsibility, at Landlord’s sole cost and expense, and not as an Operating Expense. Replacements not contemplated by the immediately preceding sentence shall be included in Operating Expense; provided that, if the cost of any single component is greater than $50,000, such cost shall be charged ratably over ten (10) years. Expenses not billed to Tenant within one hundred eighty (180) days of being incurred by Landlord shall be deemed waived by Landlord.
Notwithstanding anything to the contrary contained in this Lease, throughout the Initial Term of this Lease, Tenant’s Proportionate Share of Controllable Operating Expense (as hereinafter defined) shall not exceed the Cost Cap (as defined below), unless attributable to an Uncontrollable Event (as defined below). “Cost Cap” shall mean, for the calendar year immediately following the first full calendar year of the Term, one hundred five percent (105%) of Tenant’s Proportionate Share of Controllable Operating Expense for the first full calendar year of the Term, and for each subsequent calendar year, the Cost Cap shall be increased by five percent (5%) on an annual, cumulative and compounded basis. Controllable Operating Expense shall be determined on an aggregate basis and not on an individual basis, and the cap on Controllable Operating Expense shall be determined on Controllable Operating Expense as they have been adjusted for vacancy or usage pursuant to this Section 3.2. “Controllable Operating Expense” shall be Operating Expense as set forth above, inclusive of management fees not to exceed five percent (5%) of gross Rent, but excluding real estate taxes and special and/or area assessments and charges (or any substitutes hereafter collected by any governmental authority or assessment district in lieu thereof or in addition thereto whether based on the value of the Project, cost of services, rent paid or received or otherwise (including Chandler Airport Center Owners Association fees)) and any costs of seeking or obtaining a reduction or refund thereof, general liability and property insurance covering hazards, casualties and potential losses, including rental loss insurance, security costs, and utilities.  An “Uncontrollable Event” shall be deemed to have occurred if (i) the increase in Controllable Operating Expense as a whole exceeds the Cost Cap for that year, and (ii) Landlord can reasonably demonstrate to Tenant that the amount over the Cost Cap (“Excess Expense”) is attributable to a line item or line items in the budget for which the Excess Expense could not be avoided by Landlord in the commercially reasonable and prudent management of the Project. Records of line item costs shall be kept and the determination of particular line items shall be made in accordance with customary and standard practice in the office leasing industry.  As an example, if the increase in Controllable Operating Expense exceeds the Cost Cap for a calendar year and the Excess Expense are incurred for landscaping, such Excess Expense would be deemed to be due to an Uncontrollable Event  if Landlord reasonably demonstrates to Tenant that Landlord has competitively bid out the landscaping work to at least three (3) qualified landscape service providers and that the scope of landscaping work provided is commercially reasonable and consistent with the level and quality of landscaping services provided in the suburban Chandler, Arizona metropolitan area for comparable buildings, resulting in an Uncontrollable Event.
If Tenant shall not dispute any item or items shown on Landlord’s statement within sixty (60) days after such notice, Tenant shall be conclusively presumed to have approved such statement and shall be estopped from contesting such statement or the amount due. If Tenant shall dispute any item or items included by Landlord in determining Operating Expense, Tenant shall nevertheless pay to Landlord in full the amount claimed by Landlord and shall not offset or withhold any payment while its dispute is pending. If such dispute is not amicably settled between Landlord and Tenant within thirty (30) days after such notice of dispute, either party may during the fifteen (15) days after the expiration of such thirty (30) day period refer such disputed item or items to a reputable firm of independent certified public accountants designated by Landlord and reasonably approved by Tenant for resolution, and the decision of such firm shall be conclusive and binding upon Landlord and Tenant. The expenses involved in such determination shall be borne by the party against whom a decision is rendered by such accountants, provided that if more than one item is disputed and the decision shall be against each party in respect to any item or number of items disputed, then the expenses shall be apportioned according to the monetary value of the items decided against each party.

Tenant, at Tenant’s sole cost and expense, shall have the right, to be exercised by written notice given to Landlord within one hundred eighty (180) days after receipt of such statement, to audit Landlord’s books and records, in Landlord’s offices during normal business hours, provided such audit commences within thirty (30) calendar days after Tenant’s notice to Landlord and thereafter proceeds diligently to conclusion. Landlord agrees to cooperate with Tenant in the conduct of any such audit. In the event Tenant’s audit accurately reveals that Landlord’s statement of Operating Expense overstated actual Operating Expense by more than four percent (4%), Landlord shall reimburse Tenant, within ten (10) business days after written demand from Tenant, for the reasonable, out-of-pocket costs and expenses incurred by Tenant in conducting such audit, not to exceed $4,000.00. In the event Tenant’s audit accurately reveals that Landlord’s statement of Operating Expense did not overstate actual Operating Expense by more than four percent (4%), Tenant shall reimburse Landlord, within ten (10) business days after written demand from Landlord, for the reasonable, out-of-pocket costs and expenses incurred by Landlord in connection with such audit, not to exceed $4,000.00. Tenant agrees that Tenant will not employ, in connection with any audit or dispute under this Lease, any person who is to be compensated in whole or in part, on a contingency fee basis.
Notwithstanding that the entire Premises is being leased to Tenant as of the Commencement Date, for purposes of determining Tenant’s Proportionate Share under this Lease, the size of the Premises and the corresponding Tenant’s Proportionate Share shall be deemed to be as follows during the Term:

Period	Size of Premises	Tenant’s Proportionate Share
Months 1 - 3	50,000 SF	38.27%
Months 4 - 6	75,000 SF	57.41%
Months 7 - 9	100,000 SF	76.55%
Months 10 - 12	115,000 SF	88.03%
Months 13 - 138	130,642 SF	100.00%
3.3    Personal Property Taxes. Tenant agrees to timely pay when due all personal property taxes, whether assessed against Landlord or Tenant, on Tenant’s furniture, equipment and other items of personal property owned by Tenant and located in or about the Premises.
3.4    Late Charge. Tenant acknowledges that late payment of Rent involves additional costs to Landlord for collection and bookkeeping, and, in some instances could result in Landlord’s mortgagee imposing a late charge on Landlord, and, accordingly, Tenant agrees that, if Rent due hereunder is not paid by the fifth day after it is due, then Tenant shall pay upon demand, as additional rent, a late charge equal to five percent (5%) of the amount required to be paid. The foregoing provision for payment of a late charge shall not be construed to extend the date for payment of any sums required to be paid by Tenant hereunder or to relieve Tenant of its obligation to pay all such sums at the time or times herein stipulated, and neither the demand for, nor collection by, Landlord of such late charge shall be construed as a cure of Tenant’s default in the payment of Rent. Landlord shall waive any such late charge for the first late payment during any consecutive twelve (12) month period during the Term.
4.    SECURITY DEPOSIT. Tenant shall deposit with Landlord upon execution of this Lease a Security Deposit in the amount of Five Million Six Hundred Thousand and 00/100ths Dollars ($5,600,000.00) through the posting of an irrevocable standby letter of credit in the form attached hereto as Exhibit H issued by a bank satisfactory to Landlord (the “LOC”). It shall be Tenant’s obligation to assure that at all times during the Term and any extensions thereof and for 100 days thereafter, a LOC in the form of Exhibit H or otherwise satisfactory to Landlord and in the amount required hereunder (as applicable, the “LOC Amount”) shall remain in effect and shall be in the possession of Landlord. The first such LOC shall be for a term expiring 100 days after the first anniversary of the Commencement Date, the second LOC shall be for a term expiring 100 days after the second anniversary of the Commencement Date and so on. Within thirty (30) days after each anniversary of the Commencement Date throughout the Term and any extensions thereof, Tenant shall deliver to Landlord a new LOC in the form of Exhibit H or otherwise satisfactory to Landlord in the LOC Amount, for a term commencing immediately upon expiration of the then existing LOC and expiring 100 days after the next anniversary of the Commencement Date thereafter. If Tenant fails to deliver to Landlord a new LOC as aforesaid within such thirty (30) day period, then, on or before the date that is sixty (60) days after the immediately preceding anniversary of the Commencement Date, Tenant shall deposit with Landlord cash in the amount of the LOC Amount such that the entire Security Deposit Amount is then held by Landlord in cash. If Landlord fails to timely draw on a LOC and the LOC expires, Tenant shall, within five (5) days after notice from Landlord, replace the LOC in the form required herein, or deposit with Landlord cash in the amount of such LOC; Landlord shall hold and have the right to use such cash deposit as the Security Deposit to obtain a substitute LOC of credit in the form provided for herein, which substitute LOC shall constitute the Security Deposit required hereunder. Landlord would not have entered into this Lease without the LOC.
A.    The Security Deposit shall be deposited as evidence of good faith and as security for the full and faithful performance and observance by Tenant of all the provisions, covenants and obligations herein contained and shall be returned to Tenant as, when and provided that Tenant shall have fully performed and observed all the said covenants, provisions and obligations on Tenant’s part to be performed and observed. It is expressly agreed that the sum so deposited is not an advance payment of or on account of the Rent herein reserved, or any part or installment thereof, or a measure of Landlord's damages, and in no event shall Tenant be entitled to the return or particular application of said sum or any part thereof until the expiration or earlier termination of the Term hereby granted and until Landlord shall have had a reasonable time (but not more than sixty (60) days) to determine whether the provisions, covenants and obligations of this Lease have been fully performed and observed. No interest shall be paid to Tenant in regard to said Security Deposit and Landlord shall be entitled to commingle said Security Deposit with Landlord’s general operating funds. The Security Deposit may be applied by Landlord to cure any default of Tenant under this Lease, and upon notice by Landlord of such application; Tenant shall replenish the Security Deposit in full, within ten (10) days of demand therefor from Landlord, by timely paying to Landlord the amount so applied.
B.    It is further agreed that should Tenant default in the performance of any of the provisions, covenants or obligations of this Lease, and fails to cure said default within the period allowed under the default provisions hereof after notice in writing sent to Tenant by Landlord advising Tenant of said default, and Landlord thereafter elects to exercise Landlord’s privilege of declaring the Term of this Lease ended or Tenant’s right to possession ended, thereupon, Landlord, at Landlord's option, shall be authorized and is hereby empowered by Tenant to apply such portion of the Security Deposit as may be required to the payment of such damages as are suffered by the Landlord and/or to arrearages in payments owed Landlord in connection with this Lease and the Premises demised herein.
C.    It is further agreed that Tenant shall have no right at any time during the Term of this Lease to apply the Security Deposit, in part or in whole, against current or accrued Rent due to Landlord or against any payments due and arising out of the conditions to be fulfilled by the during the Term of this Lease. It is further understood and agreed that the service of any five (5) day notice, the institution of any legal suit for possession, a judgment of court pertaining to the possession of the Premises or the issuance of any warrant, writ of restitution, execution or final order in any summary proceedings, shall have no effect upon the right of Landlord to retain the Security Deposit, and in the event of the happening of any of the contingencies provided for hereinabove or in the event Tenant shall abandon the Premises, the Tenant shall, nevertheless, continue to be liable for the payment of the Rent and the keeping, observing and full performance of all of the other provisions, covenants and obligations herein contained on Tenant's part to be kept, observed and performed. It is hereby stipulated that in the event Tenant shall default in any of the provisions of this Lease and this Lease is terminated by reason thereof, then and in such event, the Security Deposit herein shall be applied to the extent thereof and shall be retained by Landlord as payment of damages, in whole or in part.
D.    If and so long as (i) Tenant has never defaulted under this Lease, beyond any applicable notice and/or grace period, and (ii) Tenant has not received a notice that Tenant is then in default under this Lease (provided, however, as contemplated by Section 24(a) of this Lease, Tenant shall only be entitled to a single notice from Landlord during any consecutive twelve (12) month period during the Term relating to Tenant’s failure to pay the Rent or any other sums due hereunder), then, commencing on the first day of the thirty-first (31st) full calendar month after the date of this Lease, the LOC Amount shall be reduced to Two Million Six Hundred Eighty Thousand and 00/100ths Dollars ($2,680,000.00) for the balance of the Term. Provided the foregoing conditions have been met, such reduction shall be accomplished by Tenant presenting to Landlord either a modification of the existing LOC then being held by Landlord (in which event Landlord agrees to promptly execute and deliver to Tenant and the issuer of the LOC such documents as shall be required to effect such modification), or by a new letter of credit (which complies with the terms of this Section 4) (in which event Landlord agrees to return the existing LOC to Tenant concurrently with the delivery to Landlord of the new letter of credit).
5.    CONDITION OF PREMISES. Prior to the commencement of the Term, Landlord shall substantially complete the Landlord’s Work, if any, as described on Exhibit C attached hereto. Landlord’s Work shall be conclusively presumed to be substantially complete on the date when Landlord is ready and able to deliver possession of the Premises to Tenant in such condition that Tenant may occupy the same to complete the Tenant Finishing Work, subject to minor incomplete items which would not have a material adverse effect on Tenant’s completion of the Tenant Finishing Work, and “punch list items” relating to finishing the Landlord’s Work, adjustments and other matters remaining to be completed. All such work shall be done in a good and workmanlike manner in compliance with all building codes and regulations applicable to the Building. Tenant’s taking possession of the Premises shall be evidence that Tenant accepts the Premises and that the Premises are in satisfactory condition except for minor items which do not have a material adverse effect on Tenant’s occupancy and “punch list items” relating to finishing, adjustments and other matters remaining to be completed of which Tenant gives written notice to Landlord within thirty (30) days after the Commencement Date which shall be corrected or repaired by Landlord. Tenant, at its sole cost and expense, shall perform the Tenant Finishing Work and all other alterations, improvements and other work necessary to prepare the Premises for Tenant’s use. All such work shall be done in accordance with Exhibit C and Section 14 below.
6.    USE. The Premises shall be used only for the purpose set forth in Section 1.11 above and for no other purposes. Tenant shall not do or permit anything to be done in or about the Premises which in any way will obstruct or interfere with any other occupants of the Building, or use or allow the Premises to be used for any improper, immoral or unlawful purpose or which could injure the reputation of the Project or otherwise violate any recorded covenant or restriction affecting the Project. Tenant shall not cause or maintain or permit any nuisance or commit or suffer the commission of any waste in, on or about the Project. Tenant shall not place a load upon any floor of the Premises which exceeds the floor load per square foot which such floor was designed to carry and shall not cause or permit in or about the Premises any offensive odors or other odors objectionable to Landlord or other tenants or patrons of the Building. Tenant expressly acknowledges that it shall be the sole responsibility of Tenant to secure all necessary permits, licenses and approvals from all governmental authorities having jurisdiction for the operation of Tenant’s business.
7.    COMPLIANCE WITH LAWS AND BUILDING RULES. Landlord represents and warrants that, upon completion of Landlord’s Work, (i) the Building will be in compliance in all material respects with all applicable laws, statutes, ordinances and governmental rules, regulations or requirements, including, without limitation, the Americans with Disabilities Act and/or other related laws, (ii) the base building fire, life, safety systems are in compliance with all codes and regulations, and (iii) all structural aspects of the Building, including the foundation, exterior walls, roof (including the roof membrane and all roofing systems), mezzanine, elevators, base building and all service lines shall be in good operating condition. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now or hereafter in force, and with the requirements of any insurance company insuring the Project, the local Board of Fire Underwriters or any similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises. Tenant shall not do or permit anything to be done on or about the Project or bring or keep anything therein which will in any way increase the cost of any insurance now or thereafter carried on the Project or any of its contents or that will invalidate any such insurance. If Tenant installs any electrical equipment that overloads the electrical lines in the Premises, Tenant shall, at its own expense, make such changes as may be necessary to comply with the requirements of insurance underwriters and any governmental authority having jurisdiction. Tenant shall also comply with all rules and regulations to regulate the use, occupancy and operation of the Project which may from time to time be established by Landlord in writing (the “Building Rules”), and any modifications or amendments thereto provided they are applied uniformly to all tenants of the Project. Landlord shall not be responsible to Tenant for the noncompliance by other tenants or occupants with the Building Rules.
8.    ENVIRONMENTAL REQUIREMENTS. Tenant shall comply with all applicable federal, state and local environmental laws, ordinances and all amendments thereto and rules and regulations implementing the same, together with all common law requirements, which relate to discharge, emissions, waste, nuisance, pollution control, hazardous substances and other environmental matters as the same shall be in existence during the Lease Term. All of the foregoing laws, regulations and requirements are hereinafter referred to as “Environmental Laws”. Tenant shall obtain all environmental licenses, permits, approvals, authorizations, exemptions, certificates and registrations (hereinafter collectively referred to as “Permits”) and make all applicable filings required of Tenant under the Environmental Laws required by Tenant to operate at the Premises. Tenant shall make the Permits and required filings available for inspection by Landlord at Tenant’s offices upon reasonable notice and during business hours and, upon request, Tenant shall furnish to Landlord copies of any and all such Permits and required filings. Tenant shall not cause or permit any flammable or explosive material, petroleum or petroleum by-products, contaminant, radioactive material, hazardous waste or material, toxic waste or material or any similar substance which is or may become regulated under any applicable federal, state or local law (hereinafter collectively referred to as “Hazardous Substances”) to be brought upon, kept or used in or about the Premises except for small quantities of such substances as is necessary in the ordinary course of Tenant’s business provided that Tenant shall handle, store, use and dispose of any such Hazardous Substance in compliance with all applicable laws and the highest standards prevailing in the industry for the storage and use of such substances or materials, in a manner which is safe and does not contaminate the Premises, and Tenant shall give Landlord written notice of the identity of such substances. Landlord represents and warrants that, as of December 15, 2018, to Landlord’s knowledge, the Building does not contain Hazardous Substances in violation of applicable Environmental Laws.
If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of any Hazardous Substance, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional rent if such requirement applies to the Premises. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Substances on the Premises. Tenant shall indemnify and hold Landlord harmless from any liability, claim or injury, including without limitation attorney fees and the cost of any required or necessary repair, cleanup, remediation or detoxification arising out of (i) the use, manufacture, handling, storage, disposal or release of any Hazardous Substances by Tenant, its agents and employees on, under or about the Premises, or (ii) an actual or alleged violation of Environmental Laws in connection with the occupancy of the Premises by Tenant or any occupant of the Premises or the operation of Tenant’s business on the Premises during the Lease Term. The foregoing covenants and indemnification shall survive the expiration of the Term of this Lease.
Landlord shall protect, defend, indemnify and hold Tenant harmless from any liability, claim or injury, including, without limitation, reasonable attorney fees and the cost of any required or necessary repair, cleanup, remediation or detoxification arising out of the use, manufacture, handling, storage, disposal or release of any Hazardous Substances outside of the Premises and/or Building Parcel by any party other than Tenant, its agents and/or employees.
9.    COMMON AREAS. Tenant and its employees, customers and invitees shall have the reasonable nonexclusive right to use, in common with Landlord and the other tenants and occupants of the Project and their respective employees, customers and invitees and all others to whom Landlord has or may hereafter grant rights to use the same, the public portion of the Common Areas as may from time to time exist. Landlord shall have the right to close any or all portions of the Common Areas to such extent as may, in Landlord’s opinion, be necessary to prevent a dedication thereof or the accrual of any rights to any person or the public therein. Landlord shall at all times have full control, management and direction of the Common Areas. Tenant shall not cause or allow any storage of materials or equipment outside of the Premises on any of the Common Areas. Landlord reserves the right at any time and from time to time to reduce, increase, enclose or otherwise change the size, number, location, layout and nature of the Common Areas, to construct additional buildings and stories, to create additional rentable areas through use and/or enclosure of Common Areas, to close portions of the Common Areas for maintenance, repair or replacement, to place signs in the Common Areas and on the Building or in the Project, to change the name of the Project and to change the nature of the use of any portion of the Project.
10.    PARKING. Tenant and Tenant’s employees, customers and invitees shall have the exclusive right to use all eight hundred six (806) parking spaces located within the parking areas on the Building Parcel at no additional cost to Tenant. Provided, however, notwithstanding the foregoing, three hundred forty-one (341) of such eight hundred six (806) parking spaces shall be covered parking spaces, in locations mutually acceptable to Landlord and Tenant (the “Covered Spaces”). The Covered Spaces shall be subject to a rental rate of Thirty and No/100ths Dollars ($30.00) per month per covered parking space, plus any applicable sales or use taxes, payable by Tenant as additional Rent on the first day of each month throughout the Term. In the event the Term commences on other than the first day of a calendar month, the additional Rent for the Covered Spaces for such partial month shall be prorated based upon the actual number of days of the Term during such month. Tenant’s right to use the parking spaces located within the Project is limited to the parking of passenger motor vehicles, and Tenant shall not permit its employees, customers and invitees to use the parking areas for the parking of buses, trucks, RVs, boats or other equipment. Tenant shall not permit vehicles to be abandoned or stored in the Project’s parking areas. Tenant’s use and the use by Tenant’s employees, customers and invitees, of the Project’s parking areas shall be at the sole risk of Tenant, and Landlord shall not be liable for any damage to any vehicle brought onto the Project by Tenant or Tenant’s employees, customers or invitees.

Tenant, at Tenant’s sole cost, may convert no less than ten (10) parking stalls to vehicle charging stations; however, Tenant may apply funds from the Tenant Improvement Allowance toward the costs of any such conversion. Tenant shall be entitled to all financial benefits arising out of or relating to the installation and/or use of such vehicle charging stations, including without limitation any utility savings, rebates, tax credits or deductions.
11.    REPAIRS. Landlord shall maintain the Common Areas and the structural elements of the Building, including the foundation, exterior walls, roof (including the roof membrane and all roofing systems), mezzanine, elevators, base Building fire and life safety, and all utility service lines to the point where same enter the Building, and the heating, ventilating, air conditioning, electrical, plumbing and mechanical systems provided by Landlord in the Building, and the cost thereof shall be included in Operating Expense; provided, however, that if any such repairs shall be occasioned by the acts or negligence of Tenant, its agents, employees, customers or invitees, or the particular nature of Tenant’s use of the Premises, Tenant shall be responsible for the entire cost of such repairs. Except for the repairs Landlord is specifically obligated to make as set forth above, Tenant shall, at its expense, during the Lease Term, make all other necessary repairs and replacements to the Premises, including the heating, ventilating, air conditioning, electrical, plumbing and mechanical systems serving the Premises and all Tenant Finishing Work, and keep and maintain the same in good condition and repair so that at the expiration of the Term, the Premises shall be surrendered to Landlord in the same condition that the same are in at the commencement of the Term, ordinary wear and tear excepted. Tenant shall replace any light bulbs, tubes and ballasts in the Premises. Tenant shall be responsible for repairing any damage to the Building caused by the installation or moving of Tenant’s furniture, equipment, cabling and personal property. Tenant shall, at its expense, also repair or replace with glass of equal quality any broken or cracked plate or other glass in doors, windows and elsewhere in or adjacent to the Premises. Tenant shall not defer any repairs or replacements to the Premises by reason of the anticipation of the expiration of the Term. The surrender of the Premises upon the expiration or early termination of this Lease shall not relieve Tenant of the obligation to pay for all repairs or replacements to the Premises which Tenant was obligated to perform during the Lease Term, which obligation shall survive the expiration or early termination of this Lease. If Tenant fails to perform its obligations hereunder and such failure continues for ten (10) days after notice thereof, Landlord, at Landlord’s option, may elect to perform all or part of the maintenance, repairs and servicing which is the obligation of the Tenant hereunder and/or the obligation of all of the other tenants of the Building with respect to the premises occupied by them, in which event the cost thereof shall be at Landlord’s option either billed directly to and paid by Tenant as additional rent or included in Operating Expense. Except as aforesaid, in the event that, at the request of Tenant, Landlord performs any maintenance, repairs or servicing of the Premises which is the obligation of Tenant hereunder, then Tenant shall pay Landlord directly therefor.
12.    JANITORIAL SERVICES. Tenant shall provide janitorial service for the Premises and arrange for trash removal from the Premises to the Project trash dumpster on a daily basis or otherwise in a manner sufficient to keep and maintain the Premises and the Project in a first-class and clean condition.
13.    UTILITIES. Tenant shall be responsible for obtaining all utility services to the Premises, including gas, electricity, water and sanitary sewer and telephone directly from the utility providing such service and shall pay for such services as and when payments are due.
No discontinuance of any utility service shall relieve Tenant from performing any of its obligations under this Lease, and Landlord shall not be liable for any discontinuation in or failure of any utility service, and no such failure or discontinuation shall be deemed a constructive eviction. Notwithstanding the foregoing, if, as a result of any failure or delay in providing heating, air conditioning, ventilation, plumbing, water, or electricity caused by Landlord’s negligence or willful misconduct, Tenant becomes unable to use the Premises or any material part thereof in the manner typically used by Tenant before the interruption, and such inability to use the Premises continues for more than five (5) consecutive business days after the start of such interruption, then Rent for the portion of the Premises rendered unusable shall abate from the sixth (6th) business day after the start of the interruption until such portion is rendered usable and the applicable service is restored. In the event that Tenant’s disproportionate use or timing of its use of any form of energy should subject the Project or Landlord to any cost, fee or tax, Tenant shall pay or reimburse Landlord for the same as additional Rent within fifteen (15) days after Landlord’s bill therefor.
14.    ALTERATIONS. The Tenant Finishing Work shall be performed by Tenant in accordance with the provisions of Exhibit C. Tenant shall not make any other nonstructural alterations, additions or improvements “Non-Structural Alterations” (defined below) with an aggregate cost in excess of $100,000.00 in, on or to the Premises or any part thereof without delivering to Landlord the plans and specifications therefor and obtaining the prior written consent of

Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. For any Non-Structural Alterations that do not require the consent of Landlord hereunder, Tenant shall nevertheless provide Landlord written notice at least ten (10) days prior to the commencement of any work on such Non-Structural Alteration. Tenant shall not make any “Structural Alteration(s)” (defined below), additions or improvements in, on or to the Premises or any part thereof without delivering to Landlord the plans and specifications therefor and obtaining the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion. The term “Structural Alteration(s)” shall mean any alteration of the exterior walls; windows; roof; foundation; heating, ventilating, air conditioning, electrical, plumbing and mechanical systems; life safety systems; or load bearing walls, structures or beams. The term Non-Structural Alteration shall mean any alteration that is not a Structural Alteration. Non-Structural Alteration and Structural Alteration shall be generally referred to herein as an “Alteration.” If it is unclear that an Alteration is a Non-Structural Alteration or a Structural Alteration, it shall be deemed a Structural Alteration. Landlord’s consent to any Alteration may be made contingent upon Tenant agreeing to such conditions relating thereto as Landlord may impose, including, but not limited to, depositing sufficient funds to assure full payment of all sums due for such work, providing other assurances of Tenant’s financial ability to pay, or removing such Alteration upon Tenant’s surrender of the Premises, but in no event will Tenant be required to obtain a performance bond. Any Alteration must be made at Tenant’s own cost and expense and in a good and workmanlike manner by contractor(s) approved by Landlord in accordance with the laws, ordinances and codes relating thereto and free from any claim or claims for construction liens, and Tenant shall indemnify and hold Landlord harmless from and against any and all claims, liens, costs and expenses on account of such work. Upon completion of any Alteration, Tenant shall provide Landlord with a copy of the as-built plans, blueprints and other items requested by Landlord for the same.
15.    SIGNS. Tenant shall not install or affix any sign, plaque, picture, advertisement, name, notice, lettering or direction on any part of the Project or on any part of the inside of the Premises which can be seen from outside of the Premises, without in each instance first obtaining the prior written consent of the Landlord. Subject to City of Chandler and Chandler Airport Center Owners Association rules, regulations, and ordinances, Tenant, at Tenant’s sole cost, shall be entitled to (i) exterior signage on the Building, as depicted on Exhibit F, (ii) an exclusive single tenant monument sign in the location identified as “Single Tenant Monument Sign C” on, and in conformance with the plans and specifications set forth in, Exhibit F (the “Exclusive Monument Sign”), and (iii) signage on multi-tenant monument signs in the locations identified as “Multi-Tenant Monument Sign A” and “Multi-Tenant Monument Sign B” on, and in conformance with the plans and specifications set forth in, Exhibit F (each and together, the “Multi-Tenant Monument Sign(s)”). Tenant shall obtain Landlord’s approval in writing of the appearance of Tenant’s exterior Building signage, the Exclusive Monument Sign and the Multi-Tenant Monument Sign(s) (including Tenant’s panel(s) thereon) prior to fabrication and installation, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant, at Tenant’s expense, shall be required to obtain and shall be responsible for maintaining all approvals, licenses and permits required by the City of Chandler and Chandler Airport Center Owners Association in connection with Tenant’s exterior Building signage, the Exclusive Monument Sign and the Multi-Tenant Monument Signs. Tenant shall be solely responsible for all costs and expenses relating to Tenant’s exterior Building signage, the Exclusive Monument Sign and the Multi-Tenant Monument Signs, including, without limitation, design, fabrication, installation, any operating costs, maintenance, cleaning, repair and removal. Tenant shall be obligated to pay the cost of repairing any damage associated with the removal of any such signage. Notwithstanding the foregoing, when another occupant of the Project places its signage panel(s) on a Multi-Tenant Monument Sign, then, thereafter, Tenant’s liability associated with such Multi-Tenant Monument Sign shall be limited to Tenant’s proportionate share (based on a fraction, the numerator of which is the size of Tenant’s panel(s) on such Multi-Tenant Monument Sign, and the denominator of which is the size of all panel(s) on such Multi-Tenant Monument Sign) of any operating, maintenance, cleaning and repair costs. In the event an occupant of the Project entitled to signage on a Multi-Tenant Monument Sign occupies more square footage within the Project than Tenant, such occupant shall be entitled to proportionately more prominent signage (both in terms of size and location) than Tenant on such Multi-Tenant Monument Sign and, in the event a position higher than Tenant on such Multi-Tenant Monument Sign is not then available, Tenant shall, at Tenant’s sole cost, within thirty (30) days after written request by Landlord, relocate Tenant’s sign panel(s) to a lower position to accommodate the sign panel(s) of such larger occupant on such Multi-Tenant Monument Sign.
16.    LIENS. Tenant shall not suffer or permit any liens under any construction lien law to be filed or recorded against the Premises or against the interest of either Landlord or Tenant therein. No person shall be entitled to any lien directly or indirectly derived through or under Tenant or through or by virtue of any act or omission of Tenant upon the Premises for any improvements or fixtures made thereon or installed therein or for or on account of any labor or material furnished to the Premises or for or on account of any matter or thing whatsoever; and nothing in this Lease contained shall be construed to constitute a consent by Landlord to the creation of any lien. If any such lien is filed or recorded, Tenant shall immediately cause such lien to be discharged of record. Tenant shall indemnify, defend and hold harmless Landlord from any and all loss, liability, damage or expense, including reasonable attorneys’ fees, arising out of or in any way connected with the filing or recording of any such lien. Tenant’s obligations hereunder shall survive the expiration or termination of this Lease.
17.    RIGHT OF ENTRY. Landlord and its agents shall at all times have the right to enter the Premises to inspect the condition thereof, to supply any service to be provided by Landlord to Tenant hereunder, to show, upon reasonable advance notice, the Premises, and to alter, improve, or repair the Premises and any portion of the Building in the company of a representative of Tenant. Landlord shall use commercially reasonable efforts to minimize any injury, inconvenience or interference with Tenant’s business in connection with any such entry. In addition, Landlord reserves the right to display “For Lease” and “For Sale” signs within the Project but not within or on the Building. Tenant shall not add or change the locks, or limit or withhold key card access to Landlord, to any doors of the Premises. Tenant agrees to deposit or permit Landlord to deposit on Tenant’s behalf a key or access card to the Premises in a lock box if required by and for the benefit of the local fire department. Any entry to the Premises shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, of Tenant or impose any liability on Landlord. Nothing contained herein shall be deemed to impose on Landlord any obligation or duty to make repairs or alterations to the Premises except as expressly provided in this Lease.
18.    INSURANCE. Tenant shall, at its expense, obtain and carry at all times during the Term of this Lease (a) commercial general liability insurance including contractual liability coverage for the indemnification obligations of Tenant contained in this Lease covering injury to or death of persons and damage to property in an amount not less than $2,000,000.00 combined single limit per occurrence/$2,000,000.00 annual aggregate (or such higher amounts as Landlord shall from time to time determine); (b) property insurance protecting Tenant against all loss or damage by fire and such other risks as are insurable under their available standard forms of “special form” (previously known as “all risk”) insurance policy including without limitation vandalism and malicious mischief and theft and mysterious disappearance, without deductible or coinsurance, covering Tenant’s personal property and trade fixtures in or about the Premises and all alterations, additions and leasehold improvements (either made by Landlord or Tenant) in the amount of their full replacement value without deduction for depreciation; and (c) such other insurance as may be required from time to time by Landlord or any underlying lessor or mortgagee of the Project. All of such policies shall be written by an insurance company or companies satisfactory to Landlord, shall cover Tenant, Landlord, and any other parties in interest designated by Landlord, as their interests may appear, shall be written as primary policy coverage and not contributing with or in excess of any coverage which Landlord may carry, and shall contain a clause that the insurer will not cancel or change the insurance coverage without at least thirty (30) days prior written notice to Landlord. A certificate of Tenant’s insurers in form and substance satisfactory to Landlord evidencing such insurance shall be furnished to Landlord prior to the Commencement Date and at least thirty (30) days prior to the renewal date and at such other times as may be reasonably requested by Landlord. Landlord may at any time and from time to time inspect and/or copy any and all insurance policies required to be procured by Tenant under this Lease.
Landlord shall at all times carry casualty insurance in the full replacement cost of the Premises, the Building and the Project, and such other types of insurance, in such amounts as are typically carried by landlords of other comparable projects in the vicinity of the Project. Tenant shall not be responsible for the cost of any portion of any insurance policy of a type or in an amount beyond those typically carried by other landlords of comparable projects in the vicinity of the Project.
19.    WAIVER OF SUBROGATION. Each party hereby expressly releases the other from liability it may have on account of any loss to the Premises or Building or contents of either, including, without limitation, personal property, trade fixtures, alterations, additions and leasehold improvements due to fire or any peril included in the coverage of any applicable fire and extended coverage and material damage insurance, however caused, including such losses as may be due to the negligence of the other party, its agents or employees, but only to the extent of any amount recovered by reason of such insurance, and each party hereby waives any right of subrogation which might otherwise exist in or accrue to such party on account thereof, provided that such release of liability and waiver of the right of subrogation shall not be operative in any case where the effect thereof is to invalidate such insurance coverage under applicable state law (or increase the cost thereof, unless the other party reimburses the insured for any cost increase). If Tenant fails to maintain in force any insurance required by this Lease to be carried by it, then for purposes of this waiver of subrogation it shall be deemed to have been fully insured and to have recovered the entire amount of its loss.

20.    TENANT PROPERTY. All personal property including, without limitation, all contents, inventory, furniture, fixtures, equipment, data cabling, alterations, additions and leasehold improvements in or about the property or in the Premises belonging to Tenant, its agents, employees or invitees shall be at the sole risk of Tenant or such other person and Landlord shall not be liable for damage thereto or theft, misappropriation or loss thereof. Tenant shall insure all personal property against all loss or damage as provided in Section 18, above. Landlord shall not be liable to Tenant, and Tenant hereby waives all claims against Landlord, for any injury or damage to personal property in or about the Project as aforesaid resulting from the Project, Building or Premises, or any part thereof or any equipment thereof becoming out of repair; flooding of basements or other areas; damage caused by sprinkling devices, air‑conditioning apparatus, snow, frost, water leakage, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors or noise or the bursting or leaking of pipes or plumbing fixtures; any act or neglect of Landlord or of other tenants or occupants or employees in the Project; or any other thing or circumstance whatsoever, whether of a like nature or of a wholly different nature.
21.    CASUALTY. If the Premises and/or the parking areas on the Building Parcel are destroyed or damaged by fire or other casualty covered by a standard fire and extended coverage policy, then (unless this Lease is terminated by Landlord as hereinafter provided) Landlord shall proceed, after adjustment of such loss, to repair or restore the Premises and such parking areas to the condition which Landlord furnished to Tenant upon the commencement of the Term. Landlord shall be under no obligation to restore any Alterations to the Premises made by Tenant unless the same is covered by Landlord’s insurance. In no event shall Landlord be obligated to expend an amount in excess of the insurance proceeds available to Landlord for such repair or restoration. If Landlord repairs or restores the Premises and such parking areas as provided herein, then Tenant shall repair and restore its furnishings, furniture and equipment to at least a condition equal to that prior to its damage. If the Premises or any part thereof shall be rendered untenantable by any destruction or damage, then a pro rata portion of the Rent based upon the number of square feet of area in the Premises which are untenantable shall be abated until the Premises or such part thereof shall have been put in tenantable condition. If, however, any destruction or damage to the Premises or Building (regardless of whether or not the Premises are affected) is so extensive that Landlord, in its reasonable discretion, elects not to repair or restore the Premises or Building, or the proceeds of insurance are not sufficient or available to fully pay the cost of repair or restoration, then Landlord may terminate this Lease effective as of the date of the damage by written notice to Tenant. The provisions of this Section are subject to the rights of Landlord’s mortgagees, if any.
22.    CONDEMNATION. If all or substantially all of the Premises and/or the parking areas on the Building Parcel are sold to or taken by any public authority under its power of condemnation or the threat thereof, this Lease shall terminate as of the date possession shall be transferred to the acquiring authority, and the Rent payable hereunder shall be apportioned accordingly. Upon any taking of less than substantially all of the Premises, this Lease shall continue in force as to the part of the Premises not taken, and the Rent payable thereafter shall be reduced in proportion to the amount of total floor area of the Premises taken. Upon any taking of less than substantially all of the parking areas on the Building Parcel, this Lease shall continue in force as to the part of the parking areas not taken, and the Rent payable thereafter shall be equitably reduced based on the amount of the parking areas taken. In the event of any such taking, Landlord, upon receipt and to the extent of the award in condemnation or proceeds of sale, shall, unless this Lease has been terminated, make necessary repairs and restorations (exclusive of Tenant’s leasehold improvements and Alterations) to restore the Premises remaining to as near its former condition as circumstances will permit and to rebuild or restore the remainder of the Premises to the approximate condition in which they existed at the time of such taking. In any event, all damages awarded by or amounts paid by the acquiring authority for any such taking, whether for the whole or a part of the Premises or the Building or Common Areas, shall belong to and be the sole property of Landlord whether such damages are awarded as compensation for loss of, or diminution in value to, the leasehold or the fee thereof; provided, however, Tenant shall have the right to pursue such claim or claims as Tenant may have legally for relocation expenses, interruption of business and such items which do not reduce the award or proceeds of sale payable to Landlord. In the event that this Lease is terminated as hereinabove provided, Tenant shall not have any claim against Landlord for the value of the unexpired term hereof. The provisions of this Section are subject to the rights of Landlord’s mortgagees, if any.
23.    ASSIGNMENT AND SUBLETTING. Tenant shall not assign, pledge, mortgage or otherwise transfer or encumber this Lease or sublet any part or all of the Premises, or any transfer of an interest in the Premises by operation of law. Landlord agrees not to unreasonably withhold, condition or delay its consent in connection with any proposed assignment or subletting. The following shall be deemed to be an assignment of this Lease within the meaning of this Section: (a) the sale, issuance or transfer of any voting stock of Tenant (if Tenant be a nonpublic corporation or if Tenant is a public corporation and such sale, issuance or transfer results in Tenant becoming a nonpublic corporation) which results in a change in voting control of Tenant; (b) the sale, issuance or transfer of any partnership or membership interest in Tenant if Tenant is a partnership or limited liability company; (c) the change or conversion of a general or limited partnership to a limited liability company, limited liability partnership or any other entity which possesses the characteristics of limited liability; (d) the sale, issuance or transfer of any beneficial interest in Tenant if Tenant be a trust; and (e) the death or incapacity of Tenant if Tenant be a natural person. Without waiving Landlord’s right hereunder to declare a default in the event of an assignment of this Lease or a subletting of the Premises or any part thereof or occupancy of the Premises by anyone other than Tenant, Landlord may collect from the assignee, sublessee or occupant, any rental and other charges herein required, but such collection by Landlord shall not be deemed an acceptance of the assignee, sublessee or occupancy, nor a release of Tenant from the performance by Tenant of this Lease. Further, Tenant at all times and under all circumstances shall remain liable to Landlord for the payment of Rent due and to become due and the performance of all other obligations of Tenant hereunder for the term hereof, as same may be extended pursuant to Section 43 of this Lease. Tenant shall pay to Landlord, as additional rent, any actual, reasonable third party costs and expenses including reasonable attorney fees incurred by Landlord in connection with any proposed or purported assignment, sublease or other transfer. Tenant shall have the right to advertise the availability of the Premises without restrictions as to the rental rate advertised. Except in connection with a Permitted Transfer (as defined below), Landlord shall be entitled to fifty percent (50%) of all profits realized by Tenant in connection with any assignment or subletting net of all costs incurred by Tenant in connection therewith.
Notwithstanding anything to the contrary herein, Tenant may, without obtaining Landlord’s consent, assign this Lease or sublet all or any portion of the Premises to any one or more of the following parties (each, a “transferee”) on the following conditions (each, a “Permitted Transfer”): (i) any subsidiary or affiliate of Tenant of which Tenant owns a controlling interest; (ii) any controlling parent corporation or entity of Tenant; (iii) any subsidiary or affiliate of Tenant’s parent corporation or entity of which such parent owns a controlling interest; and (iv) any corporation or entity into which Tenant merges or consolidates or any corporation, entity or individual which purchases all or substantially all of the assets or stock of Tenant; the foregoing clauses (i) through (iv), inclusive, of this Section 23 are subject to the following conditions: (A) unless Tenant shall not survive a merger, Tenant remains primarily liable for all of its obligations hereunder; (B) the transferee assumes in writing and is bound by all obligations of Tenant for payment of all amounts of Base Rent and other sums and the performance of all covenants required by Tenant pursuant to this Lease; (C) the transferee complies with the usage restrictions of this Lease; (D) Guarantor(s), if any, remain liable for all of its obligations under any Guaranty of this Lease; (E) such transferee shall have a net worth not less than the greater of the net worth of Tenant as of the Commencement Date or immediately prior to such Permitted Transfer; and (F) not less than thirty (30) days prior to the effective date of a Permitted Transfer, Tenant notifies Landlord of the Permitted Transfer and provides Landlord with such evidence as Landlord may reasonably require to establish that such assignment or subletting meets the requirements of a Permitted Transfer; provided, that in the event such assignment or subletting does not satisfy the requirements for a Permitted Transfer set forth in this Section 23, Landlord shall have the right to disapprove of any such assignment or subletting as set forth above.
Landlord’s consent shall not be required with respect to Tenant’s utilization of third party operators to provide and/or manage employee amenities (e.g., cafeteria, on-site clinic, etc.).
24.    DEFAULT. If (a) Tenant shall fail to pay the Rent or any other sums due hereunder within five (5) days after the same is due (provided that for the first failure to pay during any consecutive twelve (12) month period during the Term, it shall not be a default under this Lease if Tenant shall pay the Rent or other charge due within five (5) days after Tenant’s receipt of written notice of nonpayment from Landlord), or (b) Tenant shall fail to perform any of the other covenants or conditions herein contained on the part of Tenant, and such default shall continue for thirty (30) days after written notice thereof shall have been given to Tenant (except that such thirty (30) day period shall be automatically extended for an additional period of time reasonably necessary to cure such default, not to exceed an additional thirty (30) days, if such default cannot be cured within such original thirty (30) day period and provided Tenant commences the process of curing such default within said original thirty (30) day period and continuously and diligently prosecutes such cure to completion), or (c) if this Lease shall, by act of Tenant or by operation of law or otherwise, pass to any party other than Tenant, or (d) if Tenant shall abandon the Premises, or (e) Tenant or any guarantor of this Lease shall become insolvent or bankrupt or make an assignment for the benefit of creditors, or (f) a receiver or trustee of Tenant’s property or that of any guarantor of this Lease shall be appointed and such receiver or trustee, as the case may be, shall not be discharged within thirty (30) days after such appointment, or (g) an execution or attachment is levied against Tenant’s property or that of any guarantor of this Lease, or (h) Tenant shall be in default under any other lease between Landlord (or any affiliate of Landlord) and Tenant (or an affiliate of Tenant), then in any such case, Landlord may, without further notice to Tenant, recover possession of and reenter the Premises without affecting Tenant’s liability for past Rent and other sums due or future Rent and other sums to accrue hereunder. In the event of any such default, Landlord shall be entitled to recover from Tenant, in addition to Rent, all other damages sustained by Landlord on account of the breach of this Lease, including, but not limited to, the costs, expenses and attorney fees incurred by Landlord in enforcing the terms and provisions hereof and in reentering and recovering possession of the Premises and for the cost of repairs, alterations and brokerage and attorney fees connected with the reletting of the Premises. Further, at the election of Landlord, Landlord shall have the right to declare this Lease terminated and cancelled, without any further rights or obligations on the part of Landlord or Tenant (other than Tenant’s obligation for Rent and other sums due and owing through the date of termination), so that Landlord may relet the Premises without any right on the part of Tenant to any credit or payment resulting from any reletting of the Premises. In case of a default under this Lease, Landlord may, in addition to terminating this Lease, or in lieu thereof, pursue such other remedy or combination of remedies and recover such other damages for breach of tenancy and/or contract as available at law or otherwise.
Landlord may, but shall not be obligated to, cure any default by Tenant (specifically including, but not by way of limitation, Tenant’s failure to obtain insurance, make repairs, or satisfy lien claims) after notice to Tenant and a five (5) business day opportunity to cure, and whenever Landlord so elects, all costs and expenses paid by Landlord in curing such default, including without limitation attorney fees, shall be payable to Landlord as additional rent due on demand, together with interest at the rate provided in Section 26 below from the date of the advance to the date of repayment by Tenant to Landlord.
No receipt of money by Landlord from Tenant after the expiration or termination of this Lease or after the service of any notice or after the commencement of any suit, or after final judgment for possession of the Premises shall reinstate, continue or extend the Term of this Lease or affect any such notice, demand or suit.
A waiver by Landlord of a breach or default by Tenant under the terms and conditions of this Lease shall not be construed to be a waiver of any subsequent breach or default nor of any other term or condition of this Lease, and the failure of Landlord to assert any breach or to declare a default by Tenant shall not be construed to constitute a waiver thereof so long as such breach or default continues unremedied.
If Landlord shall fail to reimburse Tenant as aforesaid or otherwise fail to perform any covenant or condition of this Lease upon Landlord’s part to be performed and, as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Building and out of rents or other income from the Building receivable by Landlord and Landlord shall not be personally liable for any deficiency.
25.    ATTORNEY FEES. In the event either party shall bring an action to interpret or enforce the provisions of this Lease, the prevailing party therein shall be entitled to recover its actual reasonable attorneys’ fees and costs arising out of such action.
26.    INTEREST. Any amount due from Tenant to Landlord hereunder which is not paid when due shall bear interest at an annual rate equal to the greater of (i) five percent (5%) per annum in excess of the prime rate of interest announced, from time to time, by The Wall Street Journal or (ii) twelve percent (12%) per annum (but in no event shall such rate of interest exceed the maximum rate of interest permitted to be charged by law) from the date due until paid, compounded monthly, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease.
27.    SURRENDER. Upon the termination of this Lease, by expiration or otherwise, Tenant shall peaceably surrender the Premises to Landlord broom-clean and in good condition and repair consistent with Tenant’s duty to make repairs as provided herein. All Alterations and decorations made to the Premises by Tenant shall remain and be the property of the Landlord. All furniture, equipment and unattached movable personal property owned by Tenant shall be removed from the Premises by Tenant no later than the termination date, and Tenant shall repair any and all damage caused by such removal. If the Premises are not surrendered upon the termination of this Lease as set forth herein, Tenant shall indemnify Landlord against all loss or liability resulting from delay by Tenant in so surrendering the Premises including, without limitation, any claim made by any succeeding tenant founded on such delay. Tenant shall also surrender all keys to the Premises and shall inform Landlord of combinations in any locks, safes and vaults, if any, in the Premises. Subject to the foregoing, Tenant shall have no restoration obligations at the expiration or earlier termination of the Lease.
28.    HOLDOVER. In the event Tenant remains in possession of the Premises after the expiration of this Lease, it shall be deemed to be occupying said premises as a month-to-month tenant, subject to all of the conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy until the termination of such tenancy, provided that Tenant shall pay to Landlord an amount equal to one hundred twenty-five percent (125%) of the Base Rent in effect immediately preceding the holdover period for the first two (2) months of the holdover and one hundred fifty percent (150%) of the Base Rent in effect immediately preceding the holdover period for each month thereafter, or the maximum amount allowed by law, together with Tenant’s Proportionate Share of Operating Expense on a monthly basis (or pro-rata for partial months) with respect to the holdover period. Such month-to-month tenancy may be terminated at the end of any calendar month by either Landlord or Tenant giving the other at least twenty-eight (28) days prior written notice. The foregoing provisions shall not affect or impair, and shall be in addition to, Landlord’s rights to pursue any and all remedies for Tenant’s default resulting from such holdover available under this Lease, at law or in equity.
29.    TRANSFER BY LANDLORD. In the event of a sale or conveyance by Landlord of the Building, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions herein contained, and in such event Tenant agrees to look solely to the successor in interest of Landlord in and to this Lease. This Lease shall not be affected by any such sale or conveyance, and Tenant agrees to attorn to the purchaser or grantee, which shall be obligated on this Lease only so long as it is the owner of Landlord’s interest in and to this Lease.
30.    SUBORDINATION. This Lease is and shall be subject and subordinate at all times to all ground or underlying leases which now exist or may hereafter be executed affecting the Building and to the lien of any mortgages now or hereafter placed on or against the Building, or on or against Landlord’s interest or estate therein, and including all extensions, renewals, amendments and supplements to any such lease or mortgage, without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination. Tenant covenants and agrees to execute and deliver to Landlord, within ten (10) business days after request therefor from Landlord, a subordination, non-disturbance and attornment agreement in the form attached hereto as Exhibit G (the “SNDA”), and such further reasonably acceptable instruments evidencing such subordination of this Lease to any ground or underlying leases and to the lien of any such mortgages as may be required by Landlord provided that any lessor under any such ground or underlying lease or the holder of any mortgage has agreed not to terminate or disturb Tenant’s right to use and occupy the Premises pursuant to the terms of this Lease so long as Tenant is not in default hereunder after notice and any applicable cure period. Failure of Tenant to execute and deliver such instrument within such ten (10) business day period shall constitute a breach of this Lease after an additional notice and two (2) business day cure period and Landlord may, at its option, cancel this Lease and terminate Tenant’s interest herein. Further, Tenant hereby irrevocably appoints Landlord as attorney‑in‑fact for Tenant with full power and authority to execute and deliver in the name of Tenant any such instrument if Tenant fails to execute and deliver the same within the time period as aforesaid. Notwithstanding anything herein above contained in this Section, in the event the holder of any mortgage shall at any time elect to have this Lease constitute a prior and superior lien to its mortgage, then and in such event, upon any such holder notifying Tenant to that effect in writing, this Lease shall be deemed prior and superior in lien to such mortgage, whether this Lease is dated prior to or subsequent to the date of such mortgage. Landlord agrees to obtain and deliver to Tenant an SNDA from Landlord’s current lender after the effective date of this Lease.
31.    MODIFICATIONS. Tenant agrees to execute any modification of this Lease which may be required by a lender as a condition to making a first mortgage loan on the Project; provided that no such modification shall alter the rent or term provided herein or materially reduce the economic value or beneficial interest hereof to Tenant or materially increase Tenant’s obligations hereunder.
32.    ESTOPPEL CERTIFICATES. Tenant agrees that at any time and from time to time within ten (10) business days after request from Landlord or one of Landlord’s mortgagees, Tenant shall execute, acknowledge and deliver to Landlord a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, specifying the same), and (b) the dates to which the Rent and other sums have been paid, and (c) that, so far as the Tenant knows, Landlord is not in default under any provisions of this Lease (or if Tenant knows of any such default, specifying the same) and (d) such other matters as Landlord or Landlord’s mortgagee may reasonably require. It is intended that any such statement may be relied upon by any person proposing to acquire Landlord’s interest in this Lease or any prospective mortgagee of, or assignee of any mortgage upon, such interest.
33.    NOTICES. All notices, consent, approval, waivers, demands or elections which may or are required to be given by either party to the other hereunder shall be in writing, and delivered in person or sent by either United States certified mail, return receipt requested, postage prepaid or by a nationally recognized overnight delivery service and shall be effective when received or refused, if delivered in person, by certified mail or by courier and addressed to the respective parties at the addresses below.

If to Landlord:	Ascend Northrop, LLC
c/o Irgens Partners, LLC
833 East Michigan Street, Suite 400
Milwaukee, WI 53202
Attention: CEO/Manager

If to Tenant:

Prior to	Bridgepoint Education, Inc.
Commencement Date:	8620 Spectrum Center Boulevard
San Diego, CA 92123
Attention: Jon Allen, Associate VP of Facilities and Security

On and After the	Bridgepoint Education, Inc.
Commencement Date:	1811 E. Northrop Boulevard
Chandler, AZ 85286
Attention: Jon Allen, Associate VP of Facilities and Security

With a copy to:	Procopio, Cory, Hargreaves & Savitch LLP
525 B Street, Suite 2200
San Diego, CA 92101
Attention: Thomas W. Turner, Jr.
Either party may, from time to time, change the address to which notice shall be sent by notice given to the other party, except that no party may change its address to other than a street address. Any notice given that does not conform to this Section shall be effective only upon receipt.
34.    EXECUTION. The submission of this document for examination does not constitute an offer to lease, or a reservation of, or option for, the Premises and this document becomes effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. Tenant confirms that Landlord has made no representations or promises with respect to the Premises or the making or entry into of this Lease except as are expressly set forth herein, and agrees that no claim or liability shall be asserted by Tenant against Landlord for, and Landlord shall not be liable by reason of, breach of any representations or promises not expressly stated in this Lease. This Lease can be modified or altered only by agreement in writing between Landlord and Tenant. Tenant shall not record this Lease without the prior written consent of Landlord.
35.    BINDING EFFECT. The covenants, agreements and obligations herein contained, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and assigns (but in the case of assigns only to the extent that assignment is permitted hereunder). No third party, other than such successors and assigns, shall be entitled to enforce any or all of the terms of this Lease or shall have rights hereunder whatsoever.

36.    INTENTIONALLY OMITTED.
37.    INTERPRETATION. The laws of the State in which the Project is situated shall govern the validity, performance and enforcement of this Lease. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provision. Whenever the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders. The captions appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections or paragraphs of this Lease nor in any way affect this Lease.
38.    FORCE MAJEURE. In the event either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws, regulations, orders or decrees, riots, insurrection, war, acts of God, inclement weather, or other reason beyond such party’s reasonable control, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. Notwithstanding the foregoing, force majeure shall not apply to Tenant’s payment of Rent or any other amounts Tenant is obligated to pay Landlord under this Lease.
39.    AUTHORITY. If Tenant is a corporation or limited liability company or other entity, each individual executing this Lease on behalf of Tenant represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said corporation, limited liability company or other entity, as the case may be, and that this Lease is binding upon said entity in accordance with its terms without the joinder or approval of any other person.
40.    JOINT AND SEVERAL LIABILITY. If Tenant is more than one natural person, the individuals collectively referred to herein as Tenant shall be jointly and severally liable with respect to the obligation to pay Rent and perform all of the other obligations, covenants and agreements of Tenant set forth in this Lease. In the event that Tenant is any type of business entity, each of such entity’s shareholders, members or partners shall personally guaranty payment and performance of all the obligations of Tenant under this Lease in a form satisfactory to Landlord. Any action or occurrence which would render such a guaranty ineffective or uncollectible shall constitute a default hereunder.
41.    FINANCIAL STATEMENTS. Except at such times as Tenant is a publicly traded company, Tenant shall, within thirty (30) days after receipt of written request from Landlord and in any event within ninety (90) days after the end of each completed fiscal year of Tenant, provide to Landlord, for the benefit of Landlord, Landlord’s mortgagee and any prospective mortgagee or purchaser of the Project a current financial statement for Tenant and any guarantors of this Lease, including profit and loss statements and balance sheet for the latest fiscal year, prepared by an independent certified public accountant in accordance with generally accepted accounting principles consistently applied. Landlord shall keep all financial information provided by Tenant and any guarantor confidential to the extent such information has not already been publicly disclosed by Tenant or such guarantor via public filings or otherwise; provided that Landlord may disclose Tenant’s and any guarantor’s financial information to Landlord’s mortgagees, to prospective purchasers of membership interests in Landlord and to purchasers under bona fide accepted offers to purchase the Project, provided such parties agree to keep such information confidential.
42.    BROKERS. Each party warrants and represents to the other party that it has not dealt with any broker in connection with the negotiation and execution of this Lease other than Irgens Partners, LLC, Cushman & Wakefield and CBRE, and hereby agrees to indemnify and hold the other party harmless from and against any and all liability, obligation, loss, cost and/or expense (including reasonable attorneys’ fees) in connection with the claims of any other broker or other person which are based on the conduct, actions or agreements of such party. Landlord shall pay any commission due the above named broker(s) pursuant to separate agreement.
43.    OPTION TO EXTEND. Tenant shall have the option to extend the Term of this Lease for two (2) additional periods of five (5) years each commencing upon the expiration of the then current Term. Such option shall be exercised only by Tenant giving written notice thereof which is received by Landlord not more than fifteen (15) months and not less than twelve (12) months prior to the expiration of the then current Term, time being of the essence; provided, however, Tenant shall be entitled to exercise the option to extend granted herein, and the Term of this Lease shall, in fact, be extended by reason of such exercise, only if this Lease is in full force and effect and Tenant is not in default hereunder after notice and any applicable cure period. Tenant’s failure to exercise the option granted herein in accordance with this Section shall extinguish all subsequent options, if any. In the event the Term of this Lease is in fact extended pursuant to the foregoing, then any such extension shall be upon all of the same terms, covenants, provisions and conditions as contained in this Lease except the Monthly Base Rent shall be the Market Rent (as hereinafter defined) for the Premises. The rights hereby granted may only be transferred by Tenant in connection with a Permitted Transfer, or to an assignee of all of Tenant’s right, title and interest under this Lease approved in writing by Landlord pursuant to Section 23 of this Lease. Except as aforesaid, in the event of any assignment of this Lease, the rights set forth in this Section shall automatically terminate and shall thereafter be null and void.
As used herein, “Market Rent” means the monthly fair market rent for the Premises as agreed to by the parties or failing such agreement within forty-five (45) days following Landlord’s receipt of Tenant’s notice exercising its option to extend, determined by appraisal in accordance with the following: Tenant shall, on or before the sixtieth (60th) day following Landlord’s receipt of the notice exercising the option to extend, select an Appraiser (as hereinafter defined) to determine the monthly fair market rent for the Premises during the extension period and advise Landlord in writing of the name of such Appraiser. As used herein, “Appraiser” means an experienced and qualified appraiser who is a Member of the American Institute of Real Estate Appraisers (or if such institute is not in existence at the time in question, a member of a similar or successor organization) or a licensed real estate broker with substantial experience with respect to comparable office properties in the suburban Chandler, Arizona metropolitan area, who has not been regularly employed or retained during the prior five (5) years as a consultant by the party selecting such person. Landlord shall within fifteen (15) days thereafter select an Appraiser to make a similar determination and advise Tenant in writing of the name of such Appraiser. Each party shall be responsible for paying the fees and expenses of the Appraiser selected by it. The two (2) Appraisers so appointed shall be instructed to each prepare a written appraisal which will show the monthly fair market rent of the Premises during the extension period, giving appropriate consideration to the length of the lease term, the size and location of the premises being leased, tenant improvement allowances, annual increases in rent and other pertinent terms and conditions of tenancy. Landlord and Tenant shall each be entitled to present evidence and argument to the initial two (2) Appraisers upon request promptly after the appointment of such Appraisers and for such purpose, the parties may be represented by counsel. Such Appraisers shall notify both parties, simultaneously and in writing, of their determination as described herein within thirty (30) days after the appointment of Landlord’s Appraiser. Provided that the appraisals vary by less than five percent (5%) of the fair market rent amount in the higher appraisal, then the arithmetic average of the two (2) appraisals shall be the Market Rent for the Premises, and such determination shall be conclusive and binding upon the parties. If the difference between such two (2) appraisals is more than five percent (5%), then within fifteen (15) days after the date that the parties are notified of such appraisals, the two (2) Appraisers previously retained shall jointly appoint a third qualified and experienced Appraiser and shall advise the parties in writing of the name of said Appraiser who shall be subject to the approval of Landlord and Tenant. If such two (2) Appraisers are unable to agree upon the appointment of a third Appraiser within such fifteen (15) day period, they will give written notice of such failure to agree to the parties and thereafter if the parties fail to agree upon the selection of a third Appraiser within fifteen (15) additional days after they are so advised, then either party may make application to the then acting chief judge of the Circuit Court for the County in which the Premises are located to designate or appoint such third Appraiser. Each of the parties hereto shall pay one-half (1/2) of the fees of any such third Appraiser. Such third Appraiser shall then be instructed as the initial two (2) Appraisers were previously instructed to prepare an appraisal showing the monthly fair market rent for the Premises during the extension of the term. Such third Appraiser shall notify both parties, simultaneously and in writing of its determination as described herein within thirty (30) days after its appointment. If the total rent during the extension period as determined by the third Appraiser is between the total market rent during the extension period as determined by the other two (2) appraisals, then such determination shall be binding and conclusive upon the parties. If the third Appraiser’s determination as aforesaid is higher than the higher of the two (2) appraisals or lower than the lower of the other two (2) appraisals, then the middle of the three (3) appraisals shall be binding and conclusive upon the parties. If the Market Rent for the extension period is not determined as of the commencement date thereof, then the Monthly Base Rent payable by Tenant immediately prior to such extension shall remain in effect until such determination is, in fact, made, and appropriate adjustments shall be promptly made by the parties when the Market Rent has been determined.
44.    GENERATOR. Provided Tenant is not in default, Tenant shall have the right, during the Term hereof, to install in a location within the Premises mutually acceptable to Landlord and Tenant, an auxiliary generator and/or battery back-up, together with applicable cabling, wiring and other connection facilities (collectively, “Auxiliary Equipment”), for its business continuity needs. All such Auxiliary Equipment shall be at the sole risk and expense of Tenant, shall be installed and maintained by Tenant in conformance with all applicable laws and regulations and shall be removed by Tenant, if required by Landlord, upon the expiration or earlier termination of the Term. All damage caused by such installation or removal of the Auxiliary Equipment shall be promptly repaired by Tenant at Tenant’s sole cost. Tenant shall not do any of the foregoing unless and until it submits plans to Landlord and obtains Landlord’s written approval thereof, which approval shall not be unreasonably withheld, conditioned or delayed.
45.    ADDENDA. The provisions, if any, included at the end of this Lease, and any riders and exhibits appended to this Lease, are hereby made a part of this Lease as though set forth in full at this point.

[Remainder of page left blank. Signatures on following page.]

EXECUTED as of the date first written above.

LANDLORD:		TENANT:

Ascend Northrop, LLC		Bridgepoint Education, Inc.

By:	IDP Ascend Northrop, LLC, its Manager	By:	/s/ Kevin Royal

By:	Irgens Partners, LLC, its Manager	Name:	Kevin Royal

		Title:	CFO
By:	/s/ Mark F. Irgens
Mark F. Irgens, CEO/Manager

EXHIBIT E
BASE RENT SCHEDULE

SF	SF					SF	Base	Monthly	Proportionate
Months	Occupied	Abated					Paying	Rate	Base Rent	Share
1	50,000	(50,000)					0	$16.00	$0.00	38.27%
2	50,000	(50,000)					0	$16.00	$0.00	38.27%
3	50,000	(50,000)					0	$16.00	$0.00	38.27%
4	75,000	(50,000)	(25,000)				0	$16.00	$0.00	57.41%
5	75,000	(50,000)	(25,000)				0	$16.00	$0.00	57.41%
6	75,000	(50,000)	(25,000)				0	$16.00	$0.00	57.41%
7	100,000		(25,000)	(25,000)			50,000	$16.00	$66,666.67	76.55%
8	100,000		(25,000)	(25,000)			50,000	$16.00	$66,666.67	76.55%
9	100,000		(25,000)	(25,000)			50,000	$16.00	$66,666.67	76.55%
10	115,000			(25,000)	(15,000)		75,000	$16.00	$100,000.00	88.03%
11	115,000			(25,000)	(15,000)		75,000	$16.00	$100,000.00	88.03%
12	115,000			(25,000)	(15,000)		75,000	$16.00	$100,000.00	88.03%
13	130,642				(15,000)	(15,000)	100,642	$16.48	$138,215.01	100.00%
14	130,642				(15,000)	(15,000)	100,642	$16.48	$138,215.01	100.00%
15	130,642				(15,000)	(15,000)	100,642	$16.48	$138,215.01	100.00%
16	130,642					(15,000)	115,642	$16.48	$158,815.01	100.00%
17	130,642					(15,000)	115,642	$16.48	$158,815.01	100.00%
18	130,642					(15,000)	115,642	$16.48	$158,815.01	100.00%
19	130,642						130,642	$16.48	$179,415.01	100.00%
20	130,642						130,642	$16.48	$179,415.01	100.00%
21	130,642						130,642	$16.48	$179,415.01	100.00%
22	130,642						130,642	$16.48	$179,415.01	100.00%
23	130,642						130,642	$16.48	$179,415.01	100.00%
24	130,642						130,642	$16.48	$179,415.01	100.00%
25 - 36	130,642						130,642	$16.97	$184,797.46	100.00%
37 - 48	130,642						130,642	$17.48	$190,341.39	100.00%
49 - 60	130,642						130,642	$18.01	$196,051.63	100.00%
61 - 72	130,642						130,642	$18.55	$201,933.18	100.00%
73 - 84	130,642						130,642	$19.10	$207,991.17	100.00%
85 - 96	130,642						130,642	$19.68	$214,230.91	100.00%
97 - 108	130,642						130,642	$20.27	$220,657.84	100.00%
109 - 120	130,642						130,642	$20.88	$227,277.57	100.00%
121 - 132	130,642						130,642	$21.50	$234,095.90	100.00%
133 - 138	130,642						130,642	$22.15	$241,118.78	100.00%